Exhibit 99.1

Date:	July 26, 2016	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000
Contact: Steve Beers
HUBBELL REPORTS SECOND QUARTER RESULTS;
NET SALES OF $909 MILLION AND EARNINGS PER DILUTED SHARE OF $1.45, INCLUDING $0.08 OF RESTRUCTURING AND RELATED COSTS

•	Net sales up 4% (+1% organic, +4% acquisitions, -1% FX)

•	Adjusted diluted EPS(1) of $1.53, excluding restructuring and related costs of $0.08

•	Year-to-date share repurchases of $247 million

SHELTON, CT. (July 26, 2016) – Hubbell Incorporated (NYSE: HUBB) today reported operating results for the second quarter ended June 30, 2016.
Net sales in the second quarter of 2016 were $909 million, an increase of 4% compared to the $874 million reported in the second quarter of 2015. Operating income in the quarter was $132 million as compared to $127 million in the same period of 2015. Excluding restructuring and related costs in both periods, adjusted operating income was $138 million in the second quarter of 2016, compared to $143 million in the second quarter of 2015 (1). Net income attributable to Hubbell in the second quarter of 2016 was $81 million compared to $80 million reported in the comparable period of 2015. Earnings per diluted share for the second quarter of 2016 were $1.45, compared to $1.37 reported in the second quarter of 2015. Excluding restructuring and related costs in both periods, adjusted earnings per diluted share were $1.53 in the second quarter of 2016, compared to $1.56 of adjusted earnings per diluted share in the second quarter of 2015 (1). Free cash flow (defined as cash flow from operating activities less capital expenditures) was $49 million in the second quarter of 2016 versus $55 million reported in the comparable period of 2015 (3).

For the first six months of 2016 net sales were $1.7 billion, an increase of 4% compared to the same period of the prior year. Operating income was $234 million compared to $232 million for the comparable period of 2015. Excluding restructuring and related costs, adjusted operating income for the first six months of 2016 was $247 million compared with $252 million for the comparable period of 2015 (1). Net income attributable to Hubbell of $142 million in the first six months of 2016 was flat as compared to the comparable period of 2015. Earnings per diluted share for the first six months of 2016 were $2.53 compared to $2.44 reported for the first six months of 2015. Excluding restructuring and related costs, earnings per diluted share for the first six months of 2016 were $2.69 compared with $2.68 for the comparable period of 2015 (1) . Free cash flow was $92 million compared to $64 million reported in the first six months of 2015 (3).

OPERATIONS REVIEW
"Similar to the first quarter, organic growth offset foreign exchange headwind while acquisitions fueled higher sales," said David G. Nord, Chairman, President and Chief Executive Officer. "End market performance continued to be mixed, with expansion in non-residential and residential markets, declines in oil and core industrial, and flat utility markets. While overall demand was in line with our annual expectations, it was uneven within the months of the quarter. The lack of steady market trends did not distract us from our focus on product innovation, channel development, and cost reduction.
"We continued executing our restructuring and related programs and the realized savings are on track. We made significant progress in the quarter, particularly in business process initiatives, toward our objectives of streamlining our operations and optimizing our cost structure," stated Mr. Nord. "In addition, the integration of the two acquisitions completed earlier this year is going as planned. And in July, Hubbell Power Systems closed on an acquisition of a polymer insulator manufacturer based in China.
"As previously announced, we completed our stated share repurchases for 2016 in the quarter, buying back $250 million of shares since completing our Common Stock reclassification in December," added Mr. Nord.

SEGMENT REVIEW
The comments and year-over-year comparisons in this segment review are based on second quarter results in 2016 and 2015.
Electrical segment net sales in the second quarter of 2016 increased 4% to $641 million compared to $615 million reported in the second quarter of 2015. Organic sales increased 1% in the quarter due to higher shipments in construction-related businesses partially offset by declines in oil and core industrial markets. Foreign currency translation reduced sales by 1%. Acquisitions added 4% to net sales in the quarter. Operating income was $77 million, or 12.0% of net sales, compared to $75 million, or 12.1% of net sales, in the same period of 2015. Excluding restructuring and related costs, adjusted operating income was $83 million, or 12.9% of net sales compared to $88 million, or 14.3% of net sales in the same period of 2015 (1). The decreases in adjusted operating income and margin were primarily due to mix headwind (1).
Power segment net sales in the second quarter of 2016 increased 3% to $267 million compared to $259 million reported in the second quarter of 2015. Organic sales increased 1% in the quarter and offset unfavorable foreign currency translation of 1%. Acquisitions added 3% to net sales in the quarter. Compared to the second quarter of 2015, operating income increased 5% to $55 million, or 40 basis points to 20.6% of net sales. Excluding restructuring and related costs, adjusted operating income was $56 million, or 20.9% of net sales compared to $55 million, or 21.1% of net sales in the same period of 2015 (1). The impacts of favorable material costs and price contributed to the increase in adjusted operating income, while acquisitions had an unfavorable impact on adjusted operating margin.

SUMMARY & OUTLOOK

Mr. Nord commented, "First half financial performance reflected growing construction-related markets partially offset by oil and core industrial declines. We expect this dynamic to continue into the second half of 2016, although we anticipate easier compares in our Harsh and Hazardous business.
"We continue to expect flat end markets in the aggregate for the second half of 2016, consistent with our annual expectations, and we target to outperform our end markets," Mr. Nord added. "With half of 2016 complete, we are confident in our ability to deliver full year diluted earnings per share in the range of $5.20 to $5.40, including approximately $0.35 of restructuring and related costs and $0.30 of incremental savings, and free cash flow greater than 90% of net income."

FORWARD LOOKING STATEMENTS

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about expectations regarding our financial results and outlook, outperforming end markets, restructuring actions, market conditions, foreign exchange rates, shareholder value creation, and other statements that are not strictly historic in nature. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as "target", “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated”, “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, “intend” and others. Such forward-looking statements are based on the Company's reasonable current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiatives and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; effects of unfavorable foreign currency exchange rates; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantitative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2015.
About the Company
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2015 revenues of $3.4 billion, Hubbell Incorporated operates manufacturing facilities in the United States and around the world. The corporate headquarters is located in Shelton, CT.
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HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$908.8	$874.0	$1,743.6	$1,683.7
Cost of goods sold	615.3	590.9	1,190.2	1,148.8
Gross profit	293.5	283.1	553.4	534.9
Selling & administrative expenses	161.4	156.4	319.4	303.2
Operating income	132.1	126.7	234.0	231.7
Operating income as a % of Net sales	14.5%	14.5%	13.4%	13.8%
Interest expense, net	(11.3)	(7.4)	(20.3)	(15.1)
Other income (expense), net	(4.0)	(1.3)	(5.3)	(3.8)
Total other expense, net	(15.3)	(8.7)	(25.6)	(18.9)
Income before income taxes	116.8	118.0	208.4	212.8
Provision for income taxes	34.8	36.7	64.4	68.1
Net income	82.0	81.3	144.0	144.7
Less: Net income attributable to noncontrolling interest	1.0	1.2	2.1	2.2
Net income attributable to Hubbell	$81.0	$80.1	$141.9	$142.5
Earnings Per Share:
Basic	$1.46	$1.39	$2.54	$2.46
Diluted	$1.45	$1.37	$2.53	$2.44
Cash dividends per common share	$0.63	$0.56	$1.26	$1.12

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	June 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$338.5	$343.5
Short-term investments	9.9	12.2
Accounts receivable, net	516.8	466.6
Inventories, net	546.8	540.0
Other current assets	40.0	25.5
TOTAL CURRENT ASSETS	1,452.0	1,387.8
Property, plant and equipment, net	431.3	419.7
Investments	55.6	49.5
Goodwill	989.2	928.5
Intangible assets, net	442.3	372.2
Other long-term assets	47.3	51.0
TOTAL ASSETS	$3,417.7	$3,208.7
LIABILITIES AND EQUITY
Short-term debt	$58.3	$48.2
Accounts payable	279.4	289.5
Accrued salaries, wages and employee benefits	57.8	75.3
Accrued insurance	54.1	50.4
Other accrued liabilities	128.4	139.7
TOTAL CURRENT LIABILITIES	578.0	603.1
Long-term debt	989.7	595.9
Other non-current liabilities	270.6	260.7
TOTAL LIABILITIES	1,838.3	1,459.7
Hubbell Shareholders’ Equity	1,570.2	1,740.6
Noncontrolling interest	9.2	8.4
TOTAL EQUITY	1,579.4	1,749.0
TOTAL LIABILITIES AND EQUITY	$3,417.7	$3,208.7

HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Six Months Ended June 30,
	2016	2015
Cash Flows From Operating Activities
Net income attributable to Hubbell	$141.9	$142.5
Depreciation and amortization	45.9	42.9
Stock-based compensation expense	8.8	7.3
Deferred income taxes	(0.8)	(2.0)
Changes in working capital	(69.4)	(69.9)
Contributions to defined benefit pension plans	(0.9)	(21.7)
Other, net	(3.3)	(0.4)
Net cash provided by operating activities	122.2	98.7
Cash Flows From Investing Activities
Capital expenditures	(29.9)	(34.5)
Acquisition of businesses, net of cash acquired	(171.6)	(127.0)
Net change in investments	—	(1.5)
Other, net	1.0	1.5
Net cash used in investing activities	(200.5)	(161.5)
Cash Flows From Financing Activities
Long-term debt issuance, net	397.0	—
Short-term debt borrowings, net	10.1	(1.2)
Payment of dividends	(70.3)	(64.9)
Repurchase of common shares	(246.8)	(76.0)
Proceeds from stock issuance, net	—	0.2
Other, net	(3.7)	(0.1)
Net cash used in financing activities	86.3	(142.0)
Effect of foreign exchange rate changes on cash and cash equivalents	(13.0)	(4.8)
(Decrease) increase in cash and cash equivalents	(5.0)	(209.6)
Cash and cash equivalents
Beginning of period	343.5	653.9
End of period	$338.5	$444.3

HUBBELL INCORPORATED
Restructuring and Related Costs Included in Consolidated Results
(unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,
	2016	2015	2016	2015	2016	2015
	Cost of goods sold		S&A expense		Total
Restructuring costs	$2.2	$5.4	$1.5	$3.5	$3.7	$8.9
Restructuring related costs	1.2	4.2	1.5	2.7	2.7	6.9
Restructuring and related costs (non-GAAP measure) (1)	$3.4	$9.6	$3.0	$6.2	$6.4	$15.8

	Six Months Ended June 30,
	2016	2015	2016	2015	2016	2015
	Cost of goods sold		S&A expense		Total
Restructuring costs	$4.0	$8.0	$5.5	$3.6	$9.5	$11.6
Restructuring related costs	1.6	5.5	2.0	3.1	3.6	8.6
Restructuring and related costs (non-GAAP measure) (1)	$5.6	$13.5	$7.5	$6.7	$13.1	$20.2

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Restructuring and related costs included in Cost of goods sold
Electrical	$3.1	$8.4	$5.3	$11.2
Power	0.3	1.2	0.3	2.3
Total	$3.4	$9.6	$5.6	$13.5
Restructuring and related costs included in Selling & administrative expenses
Electrical	$2.4	$4.9	$6.5	$5.3
Power	0.6	1.3	1.0	1.4
Total	$3.0	$6.2	$7.5	$6.7

Impact on income before income taxes	$6.4	$15.8	$13.1	$20.2
Impact on Net income available to Hubbell common shareholders	4.3	10.9	8.9	13.8
Impact on Diluted earnings per share	$0.08	$0.19	$0.16	$0.24

HUBBELL INCORPORATED
Earnings Per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change
Net income attributable to Hubbell (GAAP measure)	$81.0	$80.1	1%	$141.9	$142.5	—%
Restructuring and related costs, net of tax	4.3	10.9		8.9	13.8
Adjusted Net Income (1)	$85.3	$91.0	(6)%	$150.8	$156.3	(4)%

Numerator:
Net income attributable to Hubbell (GAAP measure)	$81.0	$80.1		$141.9	$142.5
Less: Earnings allocated to participating securities	(0.2)	(0.2)		(0.4)	(0.4)
Net income available to common shareholders (GAAP measure) [a]	$80.8	$79.9	1%	$141.5	$142.1	—%

Adjusted Net Income (1)	$85.3	$91.0		$150.8	$156.3
Less: Earnings allocated to participating securities	(0.3)	(0.2)		(0.5)	(0.4)
Adjusted net income available to common shareholders (1) [b]	$85.0	$90.8	(6)%	$150.3	$155.9	(4)%

Denominator:
Average number of common shares outstanding [c]	55.3	57.7		55.8	57.9
Potential dilutive shares	0.3	0.3		0.2	0.3
Average number of diluted shares outstanding [d]	55.6	58.0		56.0	58.2

Earnings per share (GAAP measure):
Basic [a] / [c]	$1.46	$1.39		$2.54	$2.46
Diluted [a] / [d]	$1.45	$1.37	6%	$2.53	$2.44	4%

Adjusted earnings per diluted share (1) [b] / [d]	$1.53	$1.56	(2)%	$2.69	$2.68	—%

Full Year 2016
Earnings per diluted share (GAAP measure)	$5.20 - $5.40
Restructuring and related costs	$0.35
Adjusted earnings per diluted share (1)	$5.55 - $5.75

HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

Hubbell Incorporated	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change
Net Sales [a]	$908.8	$874.0	4%	$1,743.6	$1,683.7	4%

Operating Income
GAAP measure [b]	$132.1	$126.7	4%	$234.0	$231.7	1%
Restructuring and related costs	6.4	15.8		13.1	20.2
Adjusted operating income (1) [c]	$138.5	$142.5	(3)%	$247.1	$251.9	(2)%

Operating margin
GAAP measure [b] / [a]	14.5%	14.5%	0 bps	13.4%	13.8%	-40 bps
Adjusted operating margin (1) [c] / [a]	15.2%	16.3%	-110 bps	14.2%	15.0%	-80 bps

Electrical segment	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change
Net Sales [a]	$641.4	$615.0	4%	$1,224.1	$1,184.8	3%

Operating Income
GAAP measure [b]	$77.1	$74.5	3%	$132.5	$137.8	(4)%
Restructuring and related costs	5.5	13.3		11.8	16.5
Adjusted operating income (1) [c]	$82.6	$87.8	(6)%	$144.3	$154.3	(6)%

Operating margin
GAAP measure [b] / [a]	12.0%	12.1%	-10 bps	10.8%	11.6%	-80 bps
Adjusted operating margin (1) [c] / [a]	12.9%	14.3%	-140 bps	11.8%	13.0%	-120 bps

Power segment	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	Change	2016	2015	Change
Net Sales [a]	$267.4	$259.0	3%	$519.5	$498.9	4%

Operating Income
GAAP measure [b]	$55.0	$52.2	5%	$101.5	$93.9	8%
Restructuring and related costs	0.9	2.5		1.3	3.7
Adjusted operating income (1) [c]	$55.9	$54.7	2%	$102.8	$97.6	5%

Operating margin
GAAP measure [b] / [a]	20.6%	20.2%	40 bps	19.5%	18.8%	70 bps
Adjusted operating margin (1) [c] / [a]	20.9%	21.1%	-20 bps	19.8%	19.6%	20 bps

HUBBELL INCORPORATED
Non-GAAP Financial Measures
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	June 30, 2016	December 31, 2015
Total Debt	$1,048.0	$644.1
Total Hubbell Shareholders’ Equity	1,570.2	1,740.6
Total Capital	$2,618.2	$2,384.7
Total Debt to Total Capital	40%	27%
Less: Cash and Investments	$404.0	$405.2
Net Debt (2)	$644.0	$238.9
Net Debt to Total Capital (2)	25%	10%

Free Cash Flow Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$63.8	$72.9	$122.2	$98.7
Less: Capital expenditures	(14.6)	(18.2)	(29.9)	(34.5)
Free cash flow (3)	$49.2	$54.7	$92.3	$64.2

HUBBELL INCORPORATED
Footnotes

(1) In order to provide a comparison that we believe provides investors with useful information regarding our underlying performance from period to period and to allow investors to assess the impact of restructuring activities and business transformation initiatives on our results of operations, the Company refers to adjusted operating income, adjusted operating margin, adjusted net income, adjusted net income available to common shareholders, and adjusted earnings per diluted share, each of which exclude restructuring and related costs. Management uses these non-GAAP measures when assessing the performance of the business.

Restructuring costs support our cost reduction efforts involving the consolidation of manufacturing and distribution facilities, workforce reductions and the sale or exit of business units we determine to be non-strategic and is a GAAP measure. Restructuring-related costs are costs associated with our business transformation initiatives, including the consolidation of back-office functions and streamlining our processes. We refer to these costs on a combined basis as "restructuring and related costs", which is a non-GAAP measure. Each of the adjusted operating measures, which exclude the impact of restructuring and related costs, are non-GAAP measures. Reconciliations of each of these non-GAAP measures to the most directly comparable GAAP measure can be found in the tables within this press release.

(2) Net debt and net debt to total capital are non-GAAP measures we believe are useful for evaluating the Company's financial leverage and the ability to meet its funding needs.

(3) Free cash flow is a non-GAAP measure that we believe provides useful information regarding the Company's ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.